Exhibit (k)(1)

ADMINISTRATION AGREEMENT

THIS ADMINISTRATION AGREEMENT (this “Agreement”) is made as of the 24th day of March, 2020 (the “Effective Date”), by and between Conversus StepStone Private Markets, a statutory trust organized under the laws of the State of Delaware (the “Fund”), and SEI Investments Global Funds Services, a statutory Fund formed under the laws of the State of Delaware (the “Administrator”).

WHEREAS, the Fund is a closed-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, Fund desires the Administrator to provide, and the Administrator is willing to provide, administrative and accounting services to the Fund on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Fund and the Administrator hereby agree as follows:

SECTION 1     DEFINITIONS

1.01	“1940 Act” shall have the meaning given to such term in the preamble of this Agreement.

1.02	“Administrator” shall have the meaning given to such term in the preamble of this Agreement.

1.03	“Adviser” means StepStone Conversus LLC.

1.04

“Aggregated Data” refers to aggregated, de-identified and statistical data captured by the Administrator from the performance and operation of the System and Services, including, without limitation, the number of records or accounts in a System, the number and types of transactions processed, the number and types of reports run, the length of time needed for the system to process requests, and system configurations such as hardware, operating systems, internet service providers and mobile networks used by customers to access the Services.

1.05	“Agreement” shall have the meaning given to such term in the preamble set forth above.

1.06

Unless the context otherwise requires and except as otherwise specified in this Agreement, the term “Fund” shall include, as applicable, a director or trustee, or other Person having similar status or performing similar functions, as the case may be, acting on behalf of Fund.

1.07	“Fund Data” shall have the meaning given to such term in Section 2.04 of this Agreement.

1.08

“Fund Materials” means any prospectus, registration statement, statement of additional information, proxy solicitation and tender offer materials, annual or other periodic report of Fund or any advertising, marketing, shareholder communication, or promotional material generated by Fund or its investment adviser from time to time, as appropriate, including all amendments or supplements thereto.

1.09	“Confidential Information” shall have the meaning given to such term in Section 11.01 of this Agreement.

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1.10

“Conversion” means the processes and activities required to transfer the books and records of the Fund from the Fund or its prior administrator, import the Fund’s data and files into the Administrator’s system and such other processes and activities identified as the responsibility of the Administrator in accordance with the Conversion Plan.

1.11	“Conversion Plan” shall have the meaning given to such term in Section 2.05 of this Agreement.

1.12	“Disclosing Party” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.13	“Gross Negligence” means a conscious, voluntary act or omission in reckless disregard of a legal duty and the rights of, or consequences to, others, and not merely a lack of due care.

1.14	“Initial Term” shall have the meaning given to such term in Section 9.01 of this Agreement.

1.15	“Interested Party” or “Interested Parties” means the Administrator, its subsidiaries and its affiliates and each of their respective officers, directors, employees, agents, delegates and associates.

1.16	“Interests” means any partnership interest in, membership interest in, shares of stock of or other equity interest in, as the case may be, the Fund.

1.17	“Investments” shall mean such cash, securities and all other assets and property of whatsoever nature now owned or subsequently acquired by or for the account of Fund.

1.18	”Liquidation” shall have the meaning given to such term in Section 9.02.02 of this Agreement.

1.19	“Live Date” means the date on which the Fund is converted onto the Administrator’s system and the Administrator begins calculating the Fund’s official net asset values (“NAV”).

1.20

“Organizational Documents” means, as applicable, the articles of incorporation, declaration of the Fund, certificate of formation, memorandum of association, partnership agreement, bylaws or other similar documentation setting forth the respective rights and obligations of trustees, managers and Interest holders in the Fund.

1.21	“Person” shall mean any natural person, partnership, estate, association, custodian, nominee, limited liability company, corporation, trust, or other legal entity.

1.22	“Pricing Sources” shall have the meaning given to such term in Section 6 of this Agreement.

1.23	“Proprietary Information” shall have the meaning given to such term in Section 12.01 of this Agreement.

1.24	“Reasonable Steps” shall have the meaning given to such term in Section 11.01 of this Agreement.

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1.25	“Receiving Party” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.26	“Regulations” shall have the meaning given to such term in Section 12.12 of this Agreement.

1.27	“Renewal Term” shall have the meaning given to such term in Section 9.01 of this Agreement.

1.28	“Web Access” shall have the meaning given to such term in Section 12.01 of this Agreement.

SECTION 2     APPOINTMENT AND CONTROL

2.01

Services. The Fund hereby appoints the Administrator to be, and the Administrator agrees to act as, the administrative agent of the Fund for the term and subject to the provisions hereof. The Administrator shall perform (and may delegate or sub-contract, as provided below) the services set forth in this Agreement, including the services set forth in Schedule I, which may be amended from time to time in writing by the parties (“Services”). In performing its duties under this Agreement, the Administrator will act in all material respects in accordance with the Fund’s governing documents and Prospectus as they may be amended from time to time (provided copies are delivered to the Administrator).

2.02

Authority. Each of the activities engaged in under the provisions of this Agreement by the Administrator on behalf of the Fund shall be subject to the overall direction and control of the Fund or any Person authorized to act on the Fund’s behalf (including, without limitation, the Adviser and the board of trustees of the Fund); provided, however, that the Administrator shall have the general authority to do all acts deemed in the Administrator’s good faith belief to be necessary and proper to perform its obligations under this Agreement. In performing its duties hereunder, the Administrator shall observe and generally comply with the applicable Prospectus, all applicable resolutions and/or directives of Fund’s board of trustees of which it has notice, and applicable laws which may from time to time apply to the Services rendered by the Administrator. In the event that the Fund desires to amend its Organizational Documents in any manner that can reasonably be expected to have a material impact on the Administrator’s performance of the Services hereunder, the Fund shall notify the Administrator in advance of such amendment and the parties will work together in good faith to minimize the impact of such change on the Administrator’s operations and, to the extent agreed between the parties, compensate the Administrator in connection therewith provided; however, that a failure by the Fund to so notify the Administrator shall not be a breach of this Agreement and shall not relieve the Administrator of its good faith obligation to work with the Fund to adjust the services as necessary, to the extent practicable. Notwithstanding the foregoing, the Administrator shall not be required as a result of any such amendment to perform services materially different or materially in addition to those previously agreed until the parties reach agreement as to the details of such services and any additional compensation due to Administrator, provided that the Administrator agrees to negotiate such services and any additional compensation in good faith. The Administrator (i) shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Fund and (ii) shall not provide any investment advisory services to the Fund, and shall have no liability related to the foregoing.

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2.03

Third Parties; Affiliates. The Administrator may delegate to, or sub-contract with, third parties or affiliates administrative or other functions it deems necessary to perform its obligations under this Agreement; provided, however, all fees and expenses incurred in any delegation or sub-contract shall be paid by the Administrator and the Administrator shall remain responsible to the Fund for the acts and omissions of such other entities as if such acts or omissions were the acts or omissions of the Administrator. The Fund acknowledges that during the term of this Agreement, the services to be performed by the Administrator may be completed by one or more of the Administrator’s affiliates or third parties located in or outside of the United States of America.

2.04

Fund Data. The Fund shall be solely responsible for the accuracy, completeness, and timeliness of all data and other information provided to the Administrator by or on behalf of the Fund pursuant to this Agreement (including, without limitation, (i) prices, (ii) sufficient transaction supporting documentation, (iii) detailed accounting methodologies with respect to the Fund’s Investments as approved by the Fund’s auditors, (iv) the terms of any agreement between the Fund or the Adviser and an investor regarding any dividend reinvestment, fee arrangement, access to portfolio information or any other arrangement that may impact or affect the Services, and (v) trade and settlement information from prime brokers and custodians), (vii) information or instructions provided to the Administrator via the Web Access (collectively, “Fund Data”); provided, however, the foregoing shall not apply to any information with respect to the Fund or its securities provided by affiliates of the Administrator or vendors contracted with by the Administrator pursuant to paragraph 2.03 hereof. All Fund Data shall be provided to the Administrator on a timely basis and in a format and medium reasonably requested by the Administrator from time to time. The Fund shall have an ongoing obligation to promptly update all Fund Data so that such information remains complete and accurate. All Fund Data shall be prepared and maintained, by or on behalf of the Fund, in accordance with applicable law, the Fund Materials and generally acceptable accounting principles. The Administrator shall be entitled to rely on all Fund Data and shall have no liability for any loss, damage or expense incurred by the Fund or any other Person to the extent that such loss, damage or expense arises out of or is related to Fund Data that is not timely, current, complete and accurate; provided, however, the foregoing shall not apply to any Fund Data with respect to the Fund or its securities provided by affiliates of the Administrator or vendors contracted with by the Administrator pursuant to paragraph 2.03 hereof.

2.05

Conversion Plan. Promptly following the Effective Date, the Administrator shall prepare a project plan (“Conversion Plan”) that sets forth the respective roles and responsibilities of each of the parties in connection with the Conversion or other implementation of the Fund onto the Administrator’s system.

SECTION 3     REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE FUND

3.01	The Fund represents and warrants that:

3.01.01.

it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite actions on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms;

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3.01.02.

it is not a party to any, and there are no, pending or threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or inquiries (collectively, “Actions”) of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition. There is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets that is material to its overall business;

3.01.03.

To the extent required by applicable law, the Fund has established reasonably designed policies and procedures to ensure that no existing Interest holder is a designated national and/or blocked person as identified on the Office of Foreign Assets Control’s list maintained by the U.S. Department of Treasury (found at http://www.treas.gov.ofac) or any other relevant regulatory or law enforcement agencies, as applicable to the Fund.

3.01.04.

it is not in default under any contractual or statutory obligations whatsoever (including the payment of any tax) which, individually or in the aggregate, could materially and adversely affect, or is likely to materially and adversely affect, its business or financial condition;

3.01.05.

it has obtained all consents and given all notices (regulatory or otherwise) material to its business, made all material required regulatory filings and is in material compliance with all material applicable laws and regulations;

3.01.06.

it will provide information regarding its auditor, custodian and brokers, including information regarding the terms of its agreement with such service providers (to the extent permitted to do so by the applicable agreement), upon request; and

3.01.07.	it will materially comply with all applicable rules and regulations of any exchange on which the Fund is listed

3.02	The Fund covenants and agrees that:

3.02.01.	it will furnish the Administrator from time to time with complete copies, authenticated or certified, of each of the following:

(a)	Copies of the following documents:

(1)	Copies of the Fund’s current Organizational Documents and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

(2)	The Fund’s current bylaws and any amendments thereto; and

(3)

Copies of resolutions of the board of trustees covering the approval of this Agreement, authorization of a specified officer of the Fund to execute and deliver this Agreement and authorization for specified officers of the Fund to instruct the Administrator.

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(b)	A list of all the officers of the Fund, together with specimen signatures of those officers who are authorized to instruct the Administrator in all matters.

(c)	Copies of all Fund Materials, including the current prospectus and statement of additional information for the Fund.

(d)	A list of all issuers the Fund is restricted from purchasing.

(e)	A list of all affiliated persons (as such term is defined in the 1940 Act) of Fund that are broker-dealers.

(f)	The identity of the Fund’s auditors along with contact information.

(g)	The expense budget for the Fund for the current fiscal year.

(h)

A list of contact persons (primary, backup and secondary backup) of the Fund’s investment adviser and, if applicable, sub-adviser, who can be reached until 6:30 p.m. ET with respect to valuation matters.

(i)	Copies of all Fund Data reasonably requested by the Administrator or necessary for the Administrator to perform its obligations pursuant to this Agreement.

The Fund shall promptly provide the Administrator with written notice of any updates of or changes to any of the foregoing documents or information, including an updated written copy of such document or information. Until the Administrator receives such updated information or document, the Administrator shall have no obligation to implement or rely upon such updated information or document.

3.02.02.

it shall timely perform or oversee the performance of all obligations identified in this Agreement as obligations of the Fund, including, without limitation, providing the Administrator with all Fund Data and Organizational Documents reasonably requested by the Administrator;

3.02.03.

it will notify the Administrator as soon as reasonably practical in advance of any matter which could materially affect the Administrator’s performance of its duties and obligations under this Agreement, including any amendment to the documents referenced in Section 3.02.01(a) above; provided, however, that failure to do so shall not be a breach of this Agreement;

3.02.04.

any reference to the Administrator or this Agreement in the Fund Materials shall be limited solely to the description provided by the Administrator in writing from time to time or such other description as the parties shall mutually agree in advance and in writing; provided that the Fund may make such disclosures as may be required in one or more regulatory filings;

3.02.05.

it shall be solely responsible for its compliance with applicable investment policies, the Fund Materials, and any laws and regulations governing the manner in which its assets may be invested, and shall be solely responsible for any losses attributable to non-compliance with the Fund Materials, and applicable policies, laws and regulations governing such Fund, its activities

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or the duties, actions or omissions of the investment manager; provided, however, that this paragraph shall in no way limit the liability of the Administrator for losses with respect to the foregoing caused by a violation of its Standard of Care, as set forth in Section 5 hereto; and

3.02.06.	it will promptly notify the Administrator of updates to its representations and warranties hereunder.

SECTION 4     REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE ADMINISTRATOR

4.01	The Administrator represents and warrants that:

4.01.01.

it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite action on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms.

4.01.02.

it is not a party to any, and there are no, pending or threatened Actions of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition. There is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets.

4.01.03.

it is not in default under any statutory obligations whatsoever (including the payment of any tax) which materially and adversely affects, or is likely to materially and adversely affect, its business or financial condition.

SECTION 5     LIMITATION OF LIABILITY AND INDEMNIFICATION

5.01

THE DUTIES OF THE ADMINISTRATOR SHALL BE CONFINED TO THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, AND NO IMPLIED DUTIES ARE ASSUMED BY OR MAY BE ASSERTED AGAINST THE ADMINISTRATOR provided that the Administrator agrees to negotiate in good faith to amend the schedule of duties to include such customary and commercially reasonable additional ancillary services as may be necessary from time to time. EXCEPT TO THE EXTENT ARISING OUT OF THE ADMINISTRATOR’S BAD FAITH, FRAUD, GROSS NEGLIGENCE (AS DEFINED HEREIN), WILLFUL MISCONDUCT OR CRIMINAL MISCONDUCT WHEN PROVIDING THE SERVICES (the “Standard of Care”), THE ADMINISTRATOR’S AGGREGATE LIABILITY TO THE COMPANY WILL BE LIMITED TO MONETARY DAMAGES MUTUALLY AGREED UPON FROM TIME TO TIME IN A SEPARATE WRITING EXECUTED BY THE ADMINISTRATOR AND ADVISER. For the avoidance of doubt, the Administrator shall not be responsible for any breach in the performance of its obligations under this Agreement due to (i) the failure or delay of the Fund or either of its respective agents to perform its obligations under this Agreement or (ii) the Administrator’s reliance on Fund Data. Each party shall have the duty to mitigate its damages for which another party may become responsible. As used in this Section 5, the term “Administrator” shall include the officers, trustees, employees, affiliates and agents of the Administrator as well as that entity itself. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT

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SHALL THE ADMINISTRATOR BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL, OR OTHER NON-DIRECT DAMAGES OF ANY KIND WHETHER SUCH LIABILITY IS PREDICATED ON CONTRACT, STRICT LIABILITY, OR ANY OTHER THEORY AND REGARDLESS OF WHETHER THE COMPANY IS ADVISED OF THE POSSIBILITY OF ANY SUCH DAMAGES.

5.02

The Administrator may, from time to time, provide to the Fund services and products (“Special Third Party Services”) from external third party sources that are telecommunication carriers, Pricing Sources, data feed providers or other similar service providers (“Special Third Party Vendors”). The Fund acknowledges and agrees that the Special Third Party Services are confidential and proprietary trade secrets of the Special Third Party Vendors. Accordingly, the Fund shall honor requests by the Administrator and the Special Third Party Vendors to protect their proprietary rights in their data, information and property including requests that the Fund place copyright notices or other proprietary legends on printed matter, print outs, tapes, disks, film or any other medium of dissemination. The Fund further acknowledges and agrees that all Special Third Party Services are provided on an “AS IS WITH ALL FAULTS” basis solely for such Fund’s internal use, and as an aid in connection with the receipt of the Services. The Fund may use Special Third Party Services as normally required on view-only screens and hard copy statements, reports and other documents necessary to support such Fund’s investors, however the Fund shall not distribute any Special Third Party Services to other third parties. THE SPECIAL THIRD PARTY VENDORS AND THE ADMINISTRATOR MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, OR ANY OTHER MATTER WITH RESPECT TO ANY OF THE SPECIAL THIRD PARTY SERVICES. NEITHER THE ADMINISTRATOR NOR THE SPECIAL THIRD PARTY VENDORS SHALL BE LIABLE FOR ANY DAMAGES SUFFERED BY THE COMPANY IN THE USE OF ANY OF THE SPECIAL THIRD PARTY SERVICES, INCLUDING, WITHOUT LIMITATION, LIABILITY FOR ANY INCIDENTAL, CONSEQUENTIAL OR SIMILAR DAMAGES.

5.03

The Fund shall indemnify, defend and hold harmless the Administrator from and against and the Administrator shall have no liability in connection with any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of: (i) any act or omission of the Administrator in carrying out its duties hereunder or as a result of the Administrator’s reliance upon any instructions, notice or instrument that the Administrator believes is genuine and signed or presented by an authorized Person of the Fund;; (ii) any violation by the Fund or the Adviser of any applicable investment policy, law or regulation, (iii) any misstatement or omission in the Fund Materials or any Fund Data; (iv) any material breach by the Fund of any representation, warranty or agreement contained in this Agreement; (v) any act or omission of the (a) Fund, or (b) directly with respect to actions related to the Fund, only, a Special Third Party Vendor, the Fund’s other service providers (such as custodians, prime brokers, transfer agents, investment advisors and sub-advisers); (vi) any pricing error caused by the failure of the Fund’s investment adviser or sub-adviser to provide a trade ticket or for incorrect information included in any trade ticket; or (vii) any act or omission of the Administrator as a result of the Administrator’s compliance with the Regulations, including, but not limited to, returning an investor’s Investment or restricting the payment of redemption proceeds; provided that indemnification under this paragraph shall not apply if any such loss, damage or expense is caused by or arises from the Administrator’s bad faith, fraud, Gross Negligence, willful misconduct or criminal misconduct.

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5.04

The Administrator may apply to the Fund, the Adviser or any Person acting on Fund’s behalf at any time for instructions and may consult counsel for Fund or the Adviser or with accountants, counsel and other experts with respect to any matter arising in connection with the Administrator’s duties hereunder, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the advice of counsel, accountants or other experts. Also, the Administrator shall not be liable for actions taken pursuant to any document which it reasonably believes to be genuine and to have been signed by the proper Person or Persons. The Administrator shall not be held to have notice of any change of authority of any officer, employee or agent of the Fund until receipt of written notice thereof. To the extent that the Administrator consults with the Fund’s counsel pursuant to this provision, any such expense shall be borne by the Fund.

5.05

The Administrator shall have no liability for its reliance on Fund Data except to the extent provided by affiliates of the Administrator or the performance or omissions of unaffiliated third parties such as, by way of example and not limitation, transfer agents, sub-transfer agents, custodians, prime brokers, placement agents, third party marketers, asset data service providers, investment advisers (including, without limitation, the Adviser) or sub-advisers, current or former third party service providers, Pricing Sources, software providers, printers, postal or delivery services, prior administrators, telecommunications providers and processing and settlement services. The Administrator may rely on and shall have no duty to investigate or confirm the accuracy or adequacy of any information provided by any of the foregoing third parties.

5.06

The Administrator shall have no obligations with respect to any laws relating to the distribution, purchase or sale of Shares. Further, the Fund assumes full responsibility for the preparation, contents and distribution of its Fund Materials.

5.07

The indemnification rights afforded to Administrator hereunder shall include the right to reasonable advances of defense expenses on an as-incurred basis in the event of any pending or threatened litigation or Action with respect to which indemnification hereunder may ultimately be merited. If in any case the Fund is asked to indemnify or hold the Administrator harmless, the Administrator shall promptly advise the Fund of the pertinent facts concerning the situation in question, and the Administrator will use all reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification, but failure to do so shall not affect the rights hereunder.

5.08

The Fund shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Fund elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Fund and satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that the Fund elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it. If the Fund does not elect to assume the defense of a suit, it will advance to the Administrator the fees and expenses of any counsel retained by the Administrator. None of the parties hereto shall settle or compromise any action, suit, proceeding or claim if such settlement or compromise provides for an admission of liability on the part of the indemnified party without such indemnified party’s written consent.

5.09

THE FUND AND THE ADMINISTRATOR HAVE FREELY AND OPENLY NEGOTIATED THIS AGREEMENT, INCLUDING THE PRICING, WITH THE KNOWLEDGE THAT THE LIABILITY OF THE PARTIES IS TO BE LIMITED IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT.

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5.10	The provisions of this Section 5 shall survive the termination of this Agreement.

SECTION 6     VALUATION

The Administrator is entitled to rely on the price and value information (hereinafter “Valuation Information”) provided by prior administrators, brokers and custodians, investment advisors (including, without limitation, the Adviser), an underlying fund in which the Fund invests, if applicable, or any third-party pricing services selected by the Administrator, the Fund’s investment advisor or the Fund (collectively hereinafter referred to as the “Pricing Sources”) as reasonably necessary in the performance of the Services. The Administrator shall have no obligation to obtain Valuation Information from any sources other than the Pricing Sources and may rely on estimates provided by the Fund’s investment adviser or the applicable underlying fund. In the event that the Fund’s investment adviser does not provide a timely value for an underlying fund, the Administrator shall have the right, upon notice to the Fund, to use the prior month’s valuation in its calculation of the current month’s NAV, and the Administrator shall have no liability and shall be indemnified by the applicable Fund in connection with such action. The Administrator shall have no liability or responsibility for the accuracy of the Valuation Information provided by a Pricing Source or the delegate of a Pricing Source and the Fund shall indemnify and defend the Administrator against any loss, damages, costs, charges or reasonable counsel fees and expenses in connection with any inaccuracy of such Valuation Information. The Fund shall not provide Valuation Information obtained from Special Third-Party Vendors appointed by the Administrator for use by other parties for valuing such parties’ portfolio securities. For avoidance of doubt, the foregoing shall in no way limit the ability of the Fund to use Valuation Information obtained from Special Third-Party Vendors with respect to its own portfolio securities.

SECTION 7     ALLOCATION OF CHARGES AND EXPENSES

7.01	The Administrator. The Administrator shall furnish at its own expense the personnel necessary to perform its obligations under this Agreement.

7.02

Fund Expenses. The Fund assumes and shall pay or cause to be paid all expenses of the Fund not otherwise allocated in this Agreement, including, without limitation, organizational costs; taxes; expenses for legal and auditing services; the expenses of preparing (including typesetting), printing and mailing reports, Fund Materials, proxy solicitation and tender offer materials and notices to existing shareholders; all expenses incurred in connection with issuing Shares; the costs of Pricing Sources; the costs of loan credit activity data; the costs of escrow and custodial services; the cost of document retention and archival services, the costs of responding to document production requests; the cost of initial and ongoing registration of the Shares under Federal and state securities laws; costs associated with attempting to locate lost shareholders; all expenses incurred in connection with any custom programming or systems modifications required to provide any reports or services requested by the Fund; any expense, if applicable, incurred to reprint the Fund documents identifying the Administrator (along with its address and telephone number) as the Fund’s new administrator; costs associated with DST FanMail or similar reporting service; bank service charges; NSCC trading charges; fees and out-of-pocket expenses of trustees; the costs of trustees’ meetings; insurance; interest; brokerage costs; litigation and other extraordinary or nonrecurring expenses; and all fees and charges of service providers to the Fund. The Fund shall reimburse the Administrator for its reasonable costs and out-of-pocket expenses incurred in the performance of the Services, including all reasonable charges for independent third party audit charges, printing, copying, postage, telephone, and fax charges incurred by the Administrator in the performance of its duties.

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SECTION 8     COMPENSATION

8.01

Fees. The Fund shall pay to the Administrator compensation for the services performed and the facilities and personnel provided by the Administrator pursuant to this Agreement, such fees as will be set forth in a written fee schedule mutually agreed upon from time to time by Adviser and the Administrator. The Fund shall have no right of set-off. The fees set forth herein are determined based on the characteristics of the Fund as of the Effective Date. Any material change to the characteristics of the Fund may give rise to an adjustment to the fees set forth in this Agreement. In the event of such a change, the Adviser and Administrator shall negotiate any adjustment to the fees payable hereunder in good faith; provided, however, that if the parties cannot in good faith agree on such adjustment to the fees within a reasonable period of time, the Administrator may terminate this Agreement upon thirty days prior written notice to the Fund. The Adviser shall pay the Administrator’s fees monthly in U.S. Dollars, unless otherwise agreed to by the parties. The Fund shall pay the foregoing fees despite the existence of any dispute among the parties. If this Agreement becomes effective subsequent to the first day of any calendar month or terminates before the last day of any calendar month, the Administrator’s compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the separate writing between Administrator and Adviser. The Adviser agrees to pay interest on all amounts past due in an amount equal to the lesser of the maximum amount permitted by applicable law or the month fee of one and one-half percent (1 1⁄2%) times the amount past due multiplied by the number of whole or partial months from the date on which such amount was first due up to and including the day on which payment is received by the Administrator.

8.02

Adjustment of Fees. The Adviser acknowledges that from time to time after the first anniversary of the Effective Date, Administrator may increase all non-asset based Fees upon thirty days written notice to the Adviser, in an amount equal to the greater of: (a) five percent; or (b) the percentage increase in the Consumer Price Index for All Urban Consumers, Philadelphia-Wilmington-Atlantic City since the Effective Date with respect to the first such increase and since the date of the immediately preceding increase with respect to all subsequent increases; provided, however, that Administrator may not increase the Fees more than one time during any twelve-month period. Notwithstanding the above, in the event of an increase to Administrator’s costs for Special Third Party Services, Administrator may at any time upon thirty days written notice increase the Fees applicable to such Special Third Party Services, provided, that such fee increase will not exceed the applicable percentage increase in costs incurred by Administrator with respect to such Special Third Party Services.

SECTION 9     DURATION AND TERMINATION

9.01

Term and Renewal. This Agreement shall become effective as of the Effective Date and shall remain in effect for a period of three years from and after the Live Date (the “Initial Term”), and thereafter shall automatically renew for successive three year terms (each such period, a “Renewal Term”) unless terminated by any party giving written notice of non-renewal at least 90 days prior to the last day of the then current term to each other party hereto.

9.02	Termination for Cause.

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9.02.01.

This Agreement may be terminated by any party giving at least sixty days prior notice in writing to the other parties if at anytime the other party or parties have been first (i) notified in writing that such party shall have materially failed to perform its duties and obligations under this Agreement (such notice shall be of the specific asserted material breach) (“Breach Notice”) and (ii) the party receiving the Breach Notice shall not have remedied the noticed failure within sixty days after receipt of the Breach Notice requiring it to be remedied.

9.02.02.

If the Administrator is unable to successfully convert Fund to its operational environment within a reasonable period of time following the Effective Date due to untimely, inaccurate or incomplete Fund Data, the Administrator shall have the right to terminate this Agreement upon written notice and such termination shall be effective upon the date set forth in such notice.

9.02.03.

Notwithstanding anything contained in this Agreement to the contrary, in the event of a merger, acquisition, change in control, re-structuring, re-organization or any other decision involving the Fund or any affiliate (as defined in the 1940 Act) of the Fund that causes it to cease to use the Administrator as a provider of the Services in favor of another service provider prior to the expiration of the then current term of this Agreement, the Administrator shall use reasonable efforts to facilitate the deconversion of the Fund to such successor service provider; provided, however that the Administrator makes no guaranty that such deconversion shall happen as of any particular date. In connection with the foregoing and prior to the effective date of such deconversion, the Fund shall pay to the Administrator all fees and other costs as set forth in a separate written agreement between the Adviser and Administrator as if the Administrator had continued providing Services until the earliest to occur of expiration of the then current term, or one year from the effective date of the deconversion, calculated based upon the assets of the Fund on the date notice of termination in accordance with this Section was given. This Agreement shall terminate effective as of the conclusion of the deconversion as set forth in this Section.

9.03	Effect of Termination.

9.03.01.	The termination of this Agreement shall be without prejudice to any rights that may have accrued hereunder to any party hereto prior to such termination.

9.03.02.

After termination of this Agreement and upon payment of all accrued fees, reimbursable expenses and other moneys owed to the Administrator, the Administrator shall send to the Fund, or as it shall direct, all books of account, records, registers, correspondence, documents and assets relating to the affairs of or belonging to the Fund in the possession of or under the control of the Administrator or any of its agents or delegates.

9.03.03.

In the event any and all accrued fees, reimbursable expenses and other moneys owed to the Administrator hereunder remain unpaid in whole or in part for more than thirty days past due, the Administrator, without further notice, may take any and all actions it deems necessary to collect such amounts due, and any and all of its collection expenses, costs and fees shall be paid by Fund, including, without limitation, administrative costs, attorneys fees, court costs, collection agencies or agents and interest.

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9.03.04.

Notwithstanding the foregoing, in the event this Agreement is terminated and for any reason the Administrator, with the written consent of the Fund, in fact continues to perform any one or more of the services contemplated by this Agreement, the pertinent provisions of this Agreement, including without limitation, the provisions dealing with payment of fees and indemnification shall continue in full force and effect. The Administrator shall be entitled to collect from the Fund, in addition to the compensation described in Schedule II, the amount of all of the Administrator’s expenses in connection with the Administrator’s activities following such termination, including without limitation, the delivery to the Fund and/or its designees of the Fund’s property, records, instruments and documents.

SECTION 10     CONFLICTS OF INTEREST

10.01

Non-Exclusive. The services of the Administrator rendered to the Fund are not deemed to be exclusive. The Administrator is free to render such services to others. The Administrator shall not be deemed to be affected by notice of, or to be under any duty to disclose to the Fund or Person acting on the Fund’s behalf, information which has come into its possession or the possession of an Interested Party in the course of or in connection with providing administrative or other services to any other person or in any manner whatsoever other than in the course of carrying out its duties pursuant to this Agreement.

10.02	Rights of Interested Parties. Subject to applicable law, nothing herein contained shall prevent:

10.02.01.

an Interested Party from buying, holding, disposing of or otherwise dealing in any Shares for its own account or the account of any of its customers or from receiving remuneration in connection therewith, with the same rights which it would have had if the Administrator were not a party to this Agreement; provided, however, that the prices quoted by the Administrator are no more favorable to the Interested Party than to a similarly situated investor in or redeeming holder of Shares;

10.02.02.

an Interested Party from buying, holding, disposing of or otherwise dealing in any securities or other investments for its own account or for the account of any of its customers and receiving remuneration in connection therewith, notwithstanding that the same or similar securities or other investments may be held by or for the account of the Fund;

10.02.03.

an Interested Party from receiving any commission or other remuneration which it may negotiate in connection with any sale or purchase of Shares or Investments effected by it for the account of the Fund; provided, however, that the amount of such commission or other remuneration is negotiated at arm’s length; and

10.02.04.

an Interested Party from contracting or entering into any financial, banking or other transaction with the Fund or from being interested in any such contract or transaction; provided, however, that the terms of such transaction are negotiated at arm’s length.

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SECTION 11     CONFIDENTIALITY

11.01

Confidential Information. The Administrator and the Fund (in such capacity, the “Receiving Party”) acknowledge and agree to maintain the confidentiality of Confidential Information (as hereinafter defined) provided by the Administrator and the Fund (in such capacity, the “Disclosing Party”) in connection with this Agreement. The Receiving Party shall not disclose or disseminate the Disclosing Party’s Confidential Information to any Person other than those employees, agents, contractors, subcontractors and licensees of the Receiving Party, or with respect to the Administrator as a Receiving Party, to those employees, agents, technology service providers, contractors, subcontractors, licensors and licensees of any agent or affiliate, who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights under this Agreement. In addition, the Receiving Party (a) shall take all Reasonable Steps to prevent unauthorized access to the Disclosing Party’s Confidential Information, and (b) shall not use the Disclosing Party’s Confidential Information, or authorize other Persons to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder; provided, however, that nothing herein shall limit the Administrator’s ability to collect and use Aggregated Data for the purpose of monitoring the performance, operation or security of the Administrator’s systems or monitoring, enhancing and creating new services. For the avoidance of doubt, such Aggregated Data will not reveal or be capable of revealing the identity of a Fund or any investor in a Fund to any third party, other than to the Administrator’s permitted third party contractors who are involved in the compilation of the Aggregated Data. As used herein, “Reasonable Steps” means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps shall in no event be less than a reasonable standard of care.

The term “Confidential Information,” as used herein, means any of the Disclosing Party’s proprietary or confidential information including, without limitation, any non-public personal information (as defined in Regulation S-P) of the Disclosing Party, its affiliates, their respective clients or suppliers, or other Persons with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of this Agreement, the terms of (or any exercise of rights granted by) this Agreement, technical data; trade secrets; know-how; business processes; product plans; product designs; service plans; services; customer lists and customers; markets; software; developments; inventions; processes; formulas; technology; designs; drawings; and marketing, distribution or sales methods and systems; sales and profit figures or other financial information that is disclosed, directly or indirectly, to the Receiving Party by or on behalf of the Disclosing Party, whether in writing, orally or by other means and whether or not such information is marked as confidential.

11.02

Exclusions. The provisions of this Section 11 respecting Confidential Information shall not apply to the extent, but only to the extent, that such Confidential Information: (a) is already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party, (b) is subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c) is or becomes publicly available through no wrongful act of the Receiving Party or any third party; (d) is independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (e) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, that the Receiving Party shall advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).

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11.03

Permitted Disclosure. The Receiving Party shall advise its employees, agents, contractors, subcontractors and licensees, and shall require its affiliates to advise their employees, agents, contractors, subcontractors and licensees, of the Receiving Party’s obligations of confidentiality and non-use under this Section 11, and shall be responsible for ensuring compliance by its and its affiliates’ employees, agents, contractors, subcontractors and licensees with such obligations. In addition, the Receiving Party shall require all Persons that are provided access to the Disclosing Party’s Confidential Information, other than the Receiving Party’s accountants and legal counsel, to execute confidentiality or non-disclosure agreements containing provisions substantially similar to those set forth in this Section 11. The Receiving Party shall promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information by such Persons.

11.04

Effect of Termination. Upon the Disclosing Party’s written request following the termination of this Agreement, the Receiving Party promptly shall return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof. Notwithstanding the foregoing sentence, (a) the Receiving Party may retain one copy of each item of the Disclosing Party’s Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement, for archival or audit purposes and/or to the extent required by applicable law, and (b) the Administrator shall have no obligation to return or destroy Confidential Information of the Fund that resides in save tapes of Administrator; provided, however, that in either case all such Confidential Information retained by the Receiving Party shall remain subject to the provisions of Section 11 for so long as it is so retained. If requested by the Disclosing Party, the Receiving Party shall certify in writing its compliance with the provisions of this Section 11.

SECTION 12     MISCELLANEOUS PROVISIONS

12.01

Internet Access. Data and information may be made electronically accessible to the Fund, its adviser and/or sub-adviser(s) and its investors through Internet access to one or more web sites provided by the Administrator (“Web Access”). As between the Fund and Administrator, the Administrator shall own all right, title and interest to such Web Access, including, without limitation, all content, software, interfaces, documentation, data, trade secrets, design concepts, “look and feel” attributes, enhancements, improvements, ideas and inventions and all intellectual property rights inherent in any of the foregoing or appurtenant thereto including all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, the “Proprietary Information”). The Fund recognizes that the Proprietary Information is of substantial value to the Administrator and shall not use or disclose the Proprietary Information except as specifically authorized in writing by the Administrator. Use of the Web Access by the Fund or its agents or investors will be subject to any additional terms of use set forth on the web site. All Web Access and the information (including text, graphics and functionality) on the web sites related to such Web Access is presented “As Is” and “As Available” without express or implied warranties including, but not limited to, implied warranties of non-infringement, merchantability and fitness for a particular purpose. The Administrator neither warrants that the Web Access will be uninterrupted or error free, nor guarantees the accessibility, reliability, performance, timeliness, sequence, or completeness of information provided on the Web Access.

12.02

Independent Contractor. In making, and performing under, this Agreement, the Administrator shall be deemed to be acting as an independent contractor of the Fund and neither the Administrator nor its employees shall be deemed an agent, affiliate, legal representative, joint venturer or partner of the Fund. No party is authorized to bind any other party to any obligation, affirmation or commitment with respect to any other Person.

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12.03

Assignment; Binding Effect. The Fund may not assign, delegate or transfer, by operation of law or otherwise, this Agreement (in whole or in part), or any of the Fund’s obligations hereunder, without the prior written consent of the Administrator, which consent shall not be unreasonably withheld or delayed. The Administrator may assign or transfer, by operation of law or otherwise, all or any portion of its rights under this Agreement to an affiliate of the Administrator or to any person or entity who purchases all or substantially all of the business or assets of the Administrator to which this Agreement relates, provided that such affiliate, person or entity agrees in advance and in writing to be bound by the terms, conditions and provisions of this Agreement. Subject to the foregoing, all of the terms, conditions and provisions of this Agreement shall be binding upon and shall inure to the benefit of each party’s successors and permitted assigns. Any assignment, delegation, or transfer in violation of this provision shall be void and without legal effect.

12.04

Agreement for Sole Benefit of the Administrator and Fund. This Agreement is for the sole and exclusive benefit of the Administrator and the Fund and will not be deemed to be for the direct or indirect benefit of either (i) the clients or customers of the Administrator or the Fund or (ii) the Adviser. The clients or customers of the Administrator or the Fund will not be deemed to be third party beneficiaries of this Agreement nor to have any other contractual relationship with the Administrator by reason of this Agreement and each party hereto agrees to indemnify and hold harmless the other party from any claims of its clients or customers against the other party including any attendant expenses and attorneys’ fees, based on this Agreement or the services provided hereunder.

12.05

Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. To the extent that the applicable laws of the State of New York, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1940 Act, the Securities Act of 1933 or the Securities Exchange Act of 1934, the latter shall control. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the nonexclusive jurisdiction of the state courts of the State of New York or the United States District Courts for the South District of New York for the purpose of any action between the parties arising in whole or in part under or in connection with this Agreement, and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

12.06

Equitable Relief. Each party agrees that any other party’s violation of the provisions of Section 11 (Confidentiality) may cause immediate and irreparable harm to the other party for which money damages may not constitute an adequate remedy at law. Therefore, the parties agree that, in the event either party breaches or threatens to breach said provision or covenant, the other party shall have the right to seek, in any court of competent jurisdiction, an injunction to restrain said breach or threatened breach, without posting any bond or other security.

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12.07

Dispute Resolution. Whenever either party desires to institute legal proceedings against the other concerning this Agreement, it shall provide written notice to that effect to such other party. The party providing such notice shall refrain from instituting said legal proceedings for a period of thirty days following the date of provision of such notice. During such period, the parties shall attempt in good faith to amicably resolve their dispute by negotiation among their executive officers. This Section 12.07 shall not prohibit either party from seeking, at any time, equitable relief as permitted under Section 12.06.

12.08

Notice. All notices provided for or permitted under this Agreement (except for correspondence between the parties related to operations in the ordinary course) shall be deemed effective upon receipt, and shall be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, or (c) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below, or at such other address of such party specified in the opening paragraph of this Agreement. Notices to the Administrator shall be sent to the attention of: General Counsel, SEI Investments Global Funds Services, One Freedom Valley Drive, Oaks, Pennsylvania 19456, with a copy, given in the manner prescribed above, to your current relationship manager. Notices to the Fund shall be sent to the persons specified in Schedule III.

12.09

Entire Agreement; Amendments. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. This Agreement supersedes all prior or contemporaneous representations, discussions, negotiations, letters, proposals, agreements and understandings between the parties hereto with respect to the subject matter hereof, whether written or oral. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by an authorized representative of each of the parties.

12.10

Severability. Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement shall be enforceable as so modified.

12.11

Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

12.12

Anti-Money Laundering Laws. In connection with performing the Services set forth herein, the Administrator may provide information that the Fund may rely upon in connection with the Fund’s compliance with applicable laws, policies and Regulations aimed at the prevention and detection of money laundering and/or terrorism activities (hereinafter, the “Regulations”). The Fund and the Administrator agree that the Fund shall be responsible for its compliance with all such Regulations. It shall be a condition precedent to providing Services to the Fund under this Agreement and the Administrator

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shall have no liability for non-performance of its obligations under this Agreement unless it is satisfied, in its absolute discretion, that it has sufficient and appropriate information and material to discharge its obligations under the Regulations, and that the performance of such obligations will not violate any Regulations applicable to it.

12.13

Force Majeure. No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control of the party otherwise chargeable with breach or default and could not have been prevented with commercially reasonable precautions, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, will give prompt notice thereof to the other party and promptly resume performing the services and obligations hereunder.

12.14

Equipment Failures. In the event of equipment failures beyond the Administrator’s control that could not have been prevented or circumvented by commercially reasonable precautions, including adherence to a plan set forth in this paragraph, the Administrator shall take reasonable and prompt steps to minimize service interruptions but shall have no liability with respect thereto, except as may otherwise be provided herein. The Administrator shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

12.15

Non-Solicitation. During the term of this Agreement and for a period of one year thereafter, the Fund shall not solicit, make an offer of employment to, or enter into a consulting relationship with, any person who was an employee of the Administrator during the term of this Agreement. If the Fund breaches this provision, the Fund shall pay to the Administrator liquidated damages equal to 100% of the most recent twelve month salary of the Administrator’s former employee together with all legal fees reasonably incurred by the Administrator in enforcing this provision. The foregoing restriction on solicitation does not apply to unsolicited applications for jobs, responses to public advertisements or candidates submitted by recruiting firms, provided that such firms have not been contacted to circumvent the spirit and intention of this Section 12.15.

12.16

Headings. All Section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement.

12.17

Counterparts. This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original facsimile or scanned signatures of each of the parties.

12.18

Publicity. Except to the extent required by applicable Law, neither the Administrator nor the Fund shall issue or initiate any press release arising out of or in connection with this Agreement or the Services rendered hereunder; provided, however, that if no special prominence is given or particular reference made to the Fund over other clients, nothing herein shall prevent the Administrator from (i) placing the Fund’s or the Adviser’s name

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and/or company logo(s) (including any registered trademark or service mark) on the Administrator’s client list(s) (and sharing such list(s) with current or potential clients of the Administrator) and/or marketing material which will include such entities’ name, logo and those services provided to the Fund by the Administrator; (ii) using Fund as reference; or (iii) otherwise orally disclosing that Fund is a client of the Administrator at presentations, conferences or other similar meetings. If the Administrator desires to engage in any type of publicity other than as set forth in subsections (i) through (iii) above or if Fund desires to engage in any type of publicity, the party desiring to engage in such publicity shall obtain the prior written consent of the other party hereto, such consent not to be unreasonably withheld, delayed or conditioned.

12.19

Insurance. The Administrator shall maintain appropriate insurance coverage with respect to its responsibilities hereunder; provided, however, that the amount of insurance coverage shall in no way affect a party’s obligations or liability as otherwise set forth in this Agreement. Without limiting the foregoing, in the event that the Administrator makes an employee of the Administrator available to the Fund to serve as an officer of the Fund, the Fund shall maintain professional liability (directors’ & officers’ and errors and omissions) insurance with limits of not less than $5 Million per occurrence (“Officer Insurance Minimum”). The Fund shall provide a certificate of insurance to the Administrator prior to Administrator providing Services to the Fund and annually thereafter upon Administrator’s request. Such certificate of insurance shall contain an agreement by the issuing insurance company that such insurance shall not be materially changed, cancelled or terminated upon less than thirty days prior written notice to Administrator. Directors’ & officers’ insurance shall be acquired only through insurance companies having an A.M. Best rating of A- VIII or better. The Fund further releases, assigns and waives any and all rights of recovery against the Administrator and its employees, successors and permitted assigns that the Fund may otherwise have or acquire in or from, or are in any way connected with any loss covered by the Fund’s D&O Liability Insurance or because of deductible clauses in or inadequacy of limits of such policy of insurance. The Fund shall promptly notify the Administrator should its insurance coverage with respect to professional liability be cancelled or fall below the Officer Insurance Minimum, such notification to include the date of cancellation, if applicable.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

ADMINISTRATOR:	FUND:

SEI INVESTMENTS GLOBAL FUNDS SERVICES By: /s/ John Alshefski Name: John Alshefski Title: Senior Vice President	CONVERSUS STEPSTONE PRIVATE MARKETS By: /s/ Timothy A. Smith Name: Timothy A. Smith Title: Chief Financial Officer & Treasurer

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SCHEDULE I

I.	PORTFOLIO ACCOUNTING SERVICES

Portfolio Accounting Services	Administrator Services	Responsibility of the Fund or its Delegate
Trade Capture

Set up and maintain securities in the Administrator’s portfolio accounting system

Pre-process trade files for automated trade processing, if applicable

Record trade activity in the portfolio accounting system on a daily basis as reported by the Investment Adviser or sub-adviser

Provide trade activity details in electronic format, on a daily basis

Provide security master details for private investments

Notify the Administrator prior to any contemplated changes in the format, timing, delivery or content of trade files

Provide a daily operations contact person to whom the Administrator should direct queries on trade activity

Income Accruals

Calculate, accrue and verify interest and amortization accruals for fixed income instruments for each estimate or valuation date

Update accounting system to reflect rate changes on variable interest rate instruments

Provide details of rate changes on private debt variable interest rate instruments

Receivables and Payables	Determine the outstanding receivables and payables for all (1) security trades, (2) portfolio share transactions and (3) income and expense accounts in accordance with the budgets provided by the Fund or its Investment Adviser;

Corporate Action Activity Processing

Independently apply corporate actions to securities held in the portfolio on a daily basis via standard 3rd party independent pricing agents, when available, for each valuation date

•  Process mandatory/involuntary corporate actions based upon data received from market data provider(s), prime brokers, and or custodians.

Process all non-mandatory asset servicing events received from the Investment Adviser with prime brokers, and or custodians.

Notify Administrator of all corporate actions for private investments Notify Administrator of non-mandatory/voluntary corporate actions that should be submitted.

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Reconciliation	Prepare daily (or as frequent as practicable) reconciliations on transactions, cash and positions to Prime Broker, Custodian, or OTC Counterparty and Adviser (Triangular reconciliation);

Security Valuations	Obtain portfolio security valuations from appropriate sources consistent with the Fund’s pricing and valuation policies, and calculate net asset value of the Fund and each Class;

Provide broker quotes and adviser supplied prices on a daily basis in electronic format, if applicable.

Monitor for significant events that may materially impact valuations of private investments, and provide fair value recommendation, if necessary.

Provide write-up to fair valuation committee for adviser recommendations of fair valued securities.

Yields, Total Return, Expense Ratios, Turnover, Average Dollar-weighted Maturity	Compute yields, total return, expense ratios, portfolio turnover rate and average dollar-weighted portfolio maturity, as appropriate;

II.	FUND ACCOUNTING SERVICES

Fund Accounting Services	Administrator Services	Responsibility of the Fund or its Delegate
Accounting books and records	Maintain the Fund’s accounting books and records

Income and Expenses	Track and validate income and expense accruals, analyze and modify expense accrual changes periodically, and process expense disbursements to vendors and service providers;	Provide details of income distributions received from underlying private funds

Income and Expenses	Prepare and provide monthly allocations of income and expenses, allocate new issue income to appropriate Classes and calculation of management fees by Class.

Expenses	Accrue expenses of the Fund according to instructions received from the Fund’s treasurer or other authorized representative (including officers of the Fund’s Investment Adviser);	Review and approve annual expense budget. Review and approve proposed changes to the expense budget accruals, as deemed necessary.

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NAV Calculation (Dealing NAV)	Calculate the net asset value (“NAV”) of the Fund and for each Class and series of shares outstanding and each investor capital account, as applicable in accordance with the Fund’s legal operating terms for each valuation date

Income and Capital Gains Distributions	Calculate required ordinary income and capital gains distributions, coordinate estimated cash payments, and perform necessary reconciliations with the transfer agent;

III.	REGULATORY AND COMPLIANCE SUPPORT SERVICES

Regulatory and Compliance Support Services	Administrator Services	Responsibility of the Fund or its Delegate
Financial Statements and Regulatory Reporting	Prepare the Fund’s financial statements for review by the Fund management and independent auditors, manage annual and semi-annual report preparation process, prepare Forms N-CEN, N-PORT, N-Q, N-CSR and N-PX, provide the Fund performance data for annual report, coordinate printing and delivery of annual and semi-annual reports to shareholders, and file Forms N-CEN, N-PORT, N-Q, N-CSR and N-PX and annual/semi-annual reports via EDGAR;	Review Fund’s financial statements.

Regulatory Matters	Provide consultation to the Fund on regulatory matters relating to the operation of the Fund as requested and coordinate with the Fund’s legal counsel regarding such matters;	Fully cooperate with request from government regulators.

Regulatory Examinations	Assist the Fund in handling and responding to routine regulatory examinations with respect to records retained or services provided by the Administrator, and coordinate with the Fund’s legal counsel in responding to any non-routine regulatory matters with respect to such matters;

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State Registration	Coordinate as necessary the registration or qualification of shares of the Fund with appropriate state securities authorities if applicable;	Provide list of states for registration.

Compliance	On a T+2 post-trade basis and based on the information available to the Administrator, periodically monitor the portfolios of the Fund for compliance with applicable limitations as set forth in the Fund’s then current Prospectuses or Statements of Additional Information (this provision shall not relieve the Fund’s investment adviser and sub-advisers, if any, of their primary day-to-day responsibility for assuring such compliance, including on a pre-trade basis).	Primary day-to-day responsibility for assuring compliance, including on a pre-trade basis.

IV.	THIRD PARTY REPORTING SERVICES

Third Party Reporting Services	Administrator Services	Responsibility of the Fund or its Delegate
Registration Statements and Proxies	Provide performance, financial and expense information for registration statements and proxies;	Review Registration Statement and Proxy statements. Provide information relating to the Investment Adviser, portfolio managers, investment strategy and any other requested information.

Third Party Reporting	Communicate periodic net asset value, yield, total return or other financial data to appropriate third-party reporting agencies, and assist in resolution of errors reported by such third party agencies;	Provide written instruction to the Administrator in order to distribute Fund NAVs or other requested financial information to a 3rd party.

Additional Reports	Upon reasonable notice and as mutually agreed upon, the Administrator may provide additional reports upon the request of a Fund or its Investment Adviser, which may result in additional charges, the amount of which shall be agreed upon between the parties prior to the provision of such report.

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V.	ADMINISTRATION SERVICES

Administration Services	Administrator Services	Responsibility of the Fund or its Delegate
Performance	Provide performance reporting data to the Fund and its Investment Adviser;

Proxies	Manage the Fund’s proxy solicitation process, including evaluating proxy distribution channels, coordinating with outside service provider to distribute proxies, track shareholder responses and tabulate voting results, and managing the proxy solicitation vendor if necessary;	Review Registration Statement and Proxy statements. Provide information relating to the Investment Adviser, portfolio managers, investment strategy and any other requested information.

Fund Officers	Provide individuals to serve as officers of the Fund, as requested;	Provide individuals to serve as officers of the Fund, as requested;

Registration Statements and Proxies	Coordinate with the Fund’s counsel on filing of the Fund’s registration statements and proxy statements, and coordinate printing and delivery of the Fund’s prospectuses and proxy statements;	Review Registration Statement and Proxy statements. Provide information relating to the Investment Adviser, portfolio managers, investment strategy and any other requested information.

Board Materials	Provide such fund accounting and financial reports in connection with quarterly Board meetings as the boards of trustees may reasonably request;	Provide the request for information in a specified format and/or participation in a timely manner prior to such Board meeting

Policies and Procedures	Assist legal counsel to the Fund in the development of policies and procedures relating to the operation of the Fund;

Legal	Act as liaison to legal counsel to the Fund and, where applicable, to legal counsel to Fund’s independent trustees;

Fund Structure	Provide consulting with respect to the ongoing design, development and operation of the Fund, including new Classes and/or load structures and financing, as well as changes to investment objectives and policies for the Fund;	Provide instructions with respect to the ongoing design, development and operation of the Fund, including new Share classes and/or load structures and financing, as well as changes to investment objectives and policies for the Fund;

Additional Services	Upon reasonable notice and as mutually agreed upon, the Administrator may provide such additional services with respect to a Fund, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to the provision of such service.

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Business Continuity and Disaster Recovery Services	Maintain a business continuity and disaster recovery plan for the Administrator’s operations, systems hardware, software and data

VI.	AUDIT AND TAX SUPPORT SERVICES

Audit and Tax Support Services	Administrator Services	Responsibility of the Fund or its Delegate
Subchapter M	Perform Subchapter M related tests as required by the Internal Revenue Code with respect to status as a regulated investment company;	Review subchapter M tests.

Federal and State Tax Returns		Prepare and file federal and state tax returns (including extensions) for the Fund other than those required to be prepared and filed by the Fund’s transfer agent or custodian.

1099s	Prepare for review by Fund management and independent tax advisor data for year-end 1099’s and supplemental tax letters;	Review and approve data for year-end 1099’s and supplemental tax letters.

ASC 740	Assist on ASC 740 monitoring and analysis for financial statement disclosure, if necessary.	Prepare with assistance from Fund Counsel any technical ASC 740 required memorandum or tax opinion on uncertain tax positions

Excise Tax	Assist in computation of excise tax distribution requirement and its related tax liability.	Review and approve the computations. Prepare excise tax return including extension.

Audit	Cooperate with, and take all reasonable actions in the performance of its duties under this Agreement to ensure that all necessary information is made available to the independent public accountants of the Fund in connection with the preparation of any audit or report requested by the Fund, including the provision of a conference room at the

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Administrator’s location if necessary (in this regard, the Fund’s independent auditors shall provide the Administrator with reasonable notice of any such audit so that (i) the audit will be completed in a timely fashion and (ii) the Administrator will be able to promptly respond to such information requests without undue disruption of its business).

VII.	ONLINE REPORTING SOLUTIONS

SEI Manager Dashboard	Administrator Services	Responsibility of the Fund or its Delegate
Implementation

Aggregate and consolidate data from source systems based upon service levels of outsourcing agreement with SEI

Provide web-based reporting to Investment Adviser for access to Fund, position, and transaction data from source systems

Provide flexible reporting tool which allows users to customize reports

Provide online document retrieval tool via the SEI manager dashboard

Set up and configure Investment Adviser users and provide training

Provide users and their permissions to be set-up Provide requirements for initial configuration

Production	Create and maintain users and entitlements on the website Maintain daily controls and reconciliation of data loaded to the data warehouse from the source systems	Provide any ongoing user permission changes or new user setups

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SCHEDULE II

Notice Instruction Form

TO WHOM NOTICES SHOULD BE SENT PURSUANT TO SECTION 12.08 OF THE AGREEMENT:

Name of Party or Parties:	Conversus StepStone Private Markets

Name of Contact:	Timothy A Smith

Telephone No.:	980-209-0105

Email Address:	Conversus@stepstoneglobal.com

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